Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning the other, except to the extent that the undersigned knows or has reason to believe that such information is inaccurate.

Dated:	August 10, 2022

3E Bioventures Capital, L.P.

/s/ Qianye Karen Liu
		Name:	Qianye Karen Liu
		Title:	Partner

3E Bioventures GP, L.P.

/s/ Qianye Karen Liu
		Name:	Qianye Karen Liu
		Title:	Partner

3E Bioventures GP GP, LLC

/s/ Qianye Karen Liu
		Name:	Qianye Karen Liu
		Title:	Director

/s/ Qianye Karen Liu